                                                Filed pursuant to Rule 424(b)(3)
                                                       Registration No. 333-2253
PROSPECTUS SUPPLEMENT
To Prospectus Dated May 3, 1996,
As Supplemented to Date


                                  $80,500,000


                                      NABI


                 6 1/2% Convertible Subordinated Notes due 2003
                                      and
               Shares of Common Stock, Par Value $.10 Per Share,
                        Issuable Upon Conversion Thereof


     This Prospectus Supplement (the "Supplement") relates to the resale by Van Kasper & Company ("Van Kasper") of up to $200,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of NABI, a Delaware corporation (the "Company"), originally issued in private placements consummated on February 7 and March 6, 1996 (the "Debt Offering"), pursuant to NABI's Registration Statement on Form S-3 (No. 333-2253) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated May 3, 1996, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     Based on information provided to the Company, the aggregate principal amount of the Notes that are currently beneficially owned by Van Kasper is $200,000, all of which may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including Forum) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $80,500,000.

     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on June 6, 1997 was $7.25 per share.

     The Notes will be subordinated to all existing and future Senior Indebtedness of the Company. At December 31, 1996, Senior Indebtedness was approximately $2,400,000. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

     The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

            The date of this Prospectus Supplement is June 9, 1997.